Exhibit 10.3

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com

August 29, 2012

David O’Toole

[ADDRESS]

Dear David:

On behalf of Codexis, I am pleased to extend to you this offer of employment as Senior Vice President and Chief Financial Officer reporting to John Nicols. Your position is a full-time position located in Redwood City, California.

Your employment is subject to proof of your legal right to work in the United States, and to your completing the United States Citizenship and Immigration Service Employment Eligibility Verification Form I-9. Your employment is also subject to successful completion of your professional references, background and drug screening, as well as the execution of your Employee Confidential Information and Inventions Assignment Agreement, which is attached to this offer letter as Attachment A.

Compensation

If you accept this offer and you begin employment with Codexis, you will receive an initial base salary of $325,000 per year, payable semi-monthly, which will be subject to all applicable withholdings.

You will also be eligible to participate in the Codexis Executive Incentive Compensation Plan (the “Incentive Plan”). Your Incentive Plan target will be 40% of your Codexis base salary earnings. Any Incentive Plan payout you receive will be prorated based on your service during 2012 as a percentage of the full year; and no bonus will be paid unless you commence employment with Codexis on or before October 1, 2012, and you must be an employee of Codexis on the date the bonus is paid. The form of payout under the Incentive Plan, if any, can be equity, cash or a combination of equity and cash, at the sole discretion of our Board of Directors’ (the “Board”). Any payout will be subject to all applicable withholdings. If Codexis meets all of its corporate goals for 2013, and you also perform well against your individual and group goals, to be established with your supervisor, you can expect to receive an Incentive Plan payout at or near the 40% target after our Board approval of our 2013 year-end financial statements. Based on Codexis’ performance and your individual and group’s goal performance, your actual bonus may be more or less than this target, and under certain circumstances there may be no payout. Please also note that the Incentive Plan does not constitute a contract of employment or alter the “at will” status of your employment. In addition, Codexis reserves the right to modify or terminate the Incentive Plan at any time and for any reason without your consent.

You will also receive a sign-on bonus of $50,000. The sign-on bonus will be subject to all applicable withholdings and will be paid out in your first 30 days of employment. If within one

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Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com year of your employment start date (i) you choose to resign employment or (ii) your employment is terminated for Cause (as defined below), you will be required to repay this sign-on bonus within 30 days of your termination. The gross (before withholding) amount of the sign-on bonus that must be repaid will be determined by the following repayment guidelines, which are based on the amount of time that has lapsed between your employment start date and your termination date:

a)	within six months of your employment start date : 100%

b)	between six and twelve months: prorated monthly.

“Cause” shall mean: (i) the willful and continued failure to substantially perform your duties with Codexis (other than as a result of physical or mental disability) after a written demand for substantial performance is delivered to you by Codexis, which demand specifically identifies the manner in which Codexis believes that you have not substantially performed your duties and that has not been cured within fifteen (15) days following receipt by you of the written demand; (ii) commission of a felony (other than a traffic-related offense) that in the written determination of Codexis is likely to cause or has caused material injury to Codexis’s business; (iii) dishonesty with respect to a significant matter relating to Codexis’s business; or (iv) material breach of any agreement by and between you and Codexis, which material breach has not been cured within fifteen (15) days following receipt by you of written notice from Codexis identifying such material breach.

Equity Grants

Subject to approval by the Board or the Compensation Committee of the Board, you will be granted an option to purchase 200,000 shares of common stock of Codexis (the “Option”) with a per share exercise price equal to the closing trading price per share of Codexis common stock on the date the option is granted. The shares subject to the Option will vest and become exercisable with respect to one fourth or 25% of the total number of shares subject to the Option on the first anniversary of your employment start date and thereafter will vest and become exercisable with respect to 1/48th of the total number of shares subject to the Option per month for the following 36 months until the option is 100% vested on the four-year anniversary of your employment start date. Vesting is contingent upon your continued employment through the applicable vesting date. Your Option will be subject to the terms of the plan pursuant to which it is granted and/or an option agreement to be entered into between you and Codexis.

Subject to approval by the Board or the Compensation Committee of the Board, you will be granted an award of 50,000 shares of restricted common stock of Codexis (the “Restricted Stock Award”) on or as soon as administratively practicable after your employment start date. The Restricted Stock Award shall vest, and the restrictions thereon shall lapse, with respect to twenty five percent (25%) of the total number of shares of restricted stock subject thereto on each anniversary of your employment start date, such that the Restricted Stock shall be fully vested, and the restrictions thereon shall have fully lapsed, on the fourth (4th) anniversary of your employment start date, subject to your continuous service to Codexis through the applicable vesting date. The Restricted Stock Award shall otherwise be subject to the terms of the plan pursuant to which it is granted and/or an award agreement to be entered into between you and Codexis.

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Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com

Change of Control Benefits

You will be eligible for certain change of control benefits, which are set forth in the Change of Control Severance Agreement attached to this offer letter as Attachment B. Any change of control benefits will be subject to the terms and conditions of the Change of Control Severance Agreement and are conditioned on your entry into the Change of Control Severance Agreement with Codexis.

Relocation Assistance

To ensure that your transition to the Bay Area is as smooth as possible, Codexis will provide you relocation assistance. You must use this relocation assistance within six months of your employment start date. Please see the attached relocation document attached to this offer letter as Attachment C).

If within eighteen months of your employment start date (i) you choose to resign employment or (ii) your employment is terminated for Cause; you will be required to reimburse Codexis for the expenses related to your relocation, prorated by the number of full months of employment. The gross (before withholding) amount of the relocation that must be repaid will be determined by the following repayment guidelines, which are based on the amount of time that has lapsed between your employment start date and your termination date:

a)	within six months of your employment start date : 100%

b)	between six and eighteen months: prorated monthly.

Employee Benefits

As a full-time employee, you will be eligible for the Codexis employee benefit plans, which currently include medical, dental, vision, long-term disability and life insurance, as well as a 401(k) plan and flexible time off that allows full-time employees to accrue 20 days of flexible time off each year of employment. For employees working greater than or equal to 20 hours and less than 40 hours per week flexible time off is prorated. Codexis reserves the right to modify or terminate any of these plans and benefits at any time and for any reason.

Other Terms and Conditions of Employment

Your employment with Codexis is at will. “Employment at will” means that you are free to resign from your employment at any time, for any reason or no reason at all, with or without cause and with or without notice. Similarly, Codexis may terminate your employment at any time for any legal reason, with or without cause and with or without notice. By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than the President and CEO of Codexis, has the authority to promise you, either orally or in writing, anything to the contrary. Any such agreement must be in writing and signed by both you and the CEO to be effective.

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Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com

Employment with any other entity or for yourself in competition with Codexis, or any direct or indirect subsidiary of Codexis, is not permitted. If you want to take an outside job, please discuss the opportunity with your manager and the Human Resources Department in advance so that a determination can be made if any actual or potential conflict of interest exists.

During the course of your employment you may create, develop or have access to confidential information belonging to Codexis, including technical, research, financial, business, commercial, personnel or operational information, and/or ideas, trade secrets, know-how, procedures, strategies or plans. You agree that as a condition of your employment with Codexis, you will sign and comply with the Codexis Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached to this letter as Attachment A.

Arbitration of Disputes

You agree that, except as described below, any dispute relating to your employment or the termination of your employment with Codexis, including any claims related to any bonus, relocation payments or other compensation, shall be finally settled by binding arbitration in San Mateo County, California conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. Claims subject to arbitration will include, but will not be limited to, claims under Title VII of the Civil Rights Act of 1964 (as amended) and other civil rights statutes of the United States, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, and any other federal, state or local statute or regulation, and the common law of contract and tort. However, this agreement to arbitrate will not apply to claims (a) for workers’ compensation, (b) for unemployment compensation or (c) injunctive relief, pending arbitration, arising out of or related to misappropriation of trade secrets or misuse or improper disclosure of confidential information, unfair competition or breach of any non-competition or non-solicitation agreement between you and Codexis.

The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or Codexis would be entitled to seek in a court of law.

You understand that by this agreement, you and Codexis are waiving your respective rights to trial by jury, and that judgment upon any arbitration award may be entered in any court having jurisdiction of the matter. Any controversy or claim subject to arbitration will be waived and forever barred if arbitration is not initiated within one year following the date the controversy or claim first arose, or if statutory rights are involved, within the time limit established by the applicable statute of limitations.

With regard to statutory claims, you and Codexis will have the same remedies available in arbitration as those available had the claim been filed in a court of law, including, where authorized by statute, compensatory and punitive damages, injunctive relief and attorneys’ fees.

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Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 Fax: 650.421-8135 www.codexis.com

Although Codexis will pay all costs of the JAMS and the arbitrator, you agree to pay all costs you would otherwise be required to pay were your claims litigated in a court of law, such as costs of your attorney, deposition transcripts and expert witness fees and expenses.

The terms described in this letter supersede and replace all prior agreements, understandings, and promises between Codexis and you concerning the terms and conditions of your employment with Codexis.

We hope that your association with Codexis will be mutually successful and rewarding, and we look forward to welcoming you aboard. Please indicate your acceptance of this offer by initialing each page and signing this letter below and returning the letter to me by 09/05/2012. A copy of the letter is enclosed for your records.

Sincerely,

Codexis, Inc.

By:	/s/ John Nicols
John Nicols
President & CEO

I understand and agree to the foregoing terms and conditions of employment with Codexis.

/s/ David O’Toole

8/31/2012		9/1/2012
Date	/	Start Date

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